Exhibit 8.1

[Letterhead of Dorsey & Whitney LLP]

July 2, 2010

ProUroCare Medical Inc.
6440 Flying Cloud Drive, Suite 101
Eden Prairie, MN 55344

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to ProUroCare Medical Inc, a Nevada corporation (the “Company”) in connection with a Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of (i) warrants to purchase shares of the Company’s common stock, $0.00001 par value (the “Common Stock”), issued pursuant to the early exercise program described in the Registration Statement (the “2010 replacement Warrants”), and (ii) the shares of Common Stock issuable upon exercise of the 2010 Replacement Warrants.  The 2010 Replacement Warrants are to be issued in connection with the Company’s offer to issue 2010 Replacement Warrants upon exercise of (i) outstanding publicly traded warrants to purchase Common Stock, referred to as the “Public Warrants”; (ii) outstanding unregistered warrants to purchase Common Stock that were issued on January 12, 2009 pursuant to the automatic conversions of convertible debt, referred to as the “Private Warrants”; and (iii) outstanding warrants that were issued by the Company to certain warrant holders, pursuant to an exchange offer whereby such persons had the opportunity to receive, upon the exercise of their existing warrants, new three-year warrants (the “2009 Replacement Warrants”).

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings and revenue procedures, and court decisions, in each case as in effect on the date of this opinion.  All of the authorities on which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations.  Any such change in these authorities could affect the opinion set forth below.  Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion.  In addition, we note that there is no authority directly on point regarding the offer to issue 2010 Replacement Warrants upon exercise of Public Warrants, Private Warrants, or 2009 Replacement Warrants.  Our opinion is not binding on the IRS or the courts.  Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court would not agree with such a contrary position.

For purposes of rendering our opinion, we have reviewed and relied upon the Registration Statement, including statements of the Company made therein, and such other records, agreements, instruments and documents as we have deemed necessary or appropriate as a basis for our opinion set forth below.  In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.  We have assumed that all factual representations and determinations on which our opinion is based are true and correct as of the date given and thereafter where relevant and that no actions have been or will be taken which are inconsistent with such representations or determinations.  We have furthermore assumed that the issuance of 2010 Replacement Warrants upon exercise of Public Warrants, Private Warrants, or 2009 Replacement Warrants will be consummated as described in the Registration Statement and the other documents and agreements referred to in the Registration Statement, without the modification or waiver of any such terms.

Subject to the qualifications, exceptions, assumptions and limitations set forth therein, we confirm that the statements set forth in the Registration Statement under the headings “Summary of the Offer,” “Risk Factors” and “U.S. Federal Income Tax Consequences,” describe the material United States federal income tax consequences of the issuance of 2010 Replacement Warrants upon exercise of Public Warrants, Private Warrants, or 2009 Replacement Warrants.  We express no opinion as to any matter not explicitly discussed herein or as to the law of any jurisdiction other than the United States of America.

This opinion is being furnished to the Company in connection with the Registration Statement so that the Company may comply with its obligations under the Federal securities laws.  We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

KAS/BJS